UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 3, 2012

Date of report (Date of earliest event reported)

VALUEVISION MEDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-20243	41-1673770
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6740 Shady Oak Road Eden Prairie, Minnesota	55344-3433
(Address of Principal Executive Offices)	(Zip Code)

(952) 943-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2012, the Board of Directors of ValueVision Media, Inc. (the “Company”) appointed Carol Steinberg, 52, as the Company’s Chief Operating Officer, effective as of October 8, 2012. Ms. Steinberg has served as the Company’s Executive Vice President, Internet, Marketing & Human Resources since June 2011 after having joined the Company as Senior Vice President, E-Commerce, Marketing and Business Development in June 2009. Prior to joining the Company, Ms. Steinberg was Vice President at David’s Bridal from September 2006 to June 2009 where she expanded its internet presence by designing and implementing marketing and merchandising strategies that drove traffic in store and online. Prior to this position, Ms. Steinberg spent 12 years at QVC from July 1994 to September 2006, most recently having served as the Director of Online Marketing and Business Development.

Ms. Steinberg is not related to any other executive officer of the Company or to any of the Company’s directors. There are no arrangements or understandings between Ms. Steinberg and any other person or persons pursuant to which Ms. Steinberg was selected as an executive officer of the Company. There are no current or proposed transactions in which Ms. Steinberg, or any member of her immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

In connection with the promotion of Ms. Steinberg, the Board of Directors approved an increase to her annualized base salary to $420,000 and an increase to her target bonus opportunity equal to 65% of her base salary based on the Company’s annual short term incentive plan. Ms. Steinberg also received a grant of 30,000 shares of restricted stock, which will vest in equal installments over a two year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUEVISION MEDIA, INC.

Date: October 9, 2012	/s/ Teresa Dery
Teresa Dery
Senior Vice President and General Counsel

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